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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Streamline Health Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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December 28, 2018

Dear Fellow Stockholder,

        On behalf of the board of directors, I cordially invite you to attend the 2018 Annual Meeting of Stockholders of Streamline Health Solutions, Inc., which will be held at the offices of Troutman Sanders, 600 Peachtree Street, Suite 3000, Atlanta, Georgia 30308, on Tuesday, January 29, 2019, commencing at 9:30 a.m., Eastern Time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

        The Notice of Annual Meeting of Stockholders and Proxy Statement contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. The Notice of Annual Meeting of Stockholders and Proxy Statement also are available at http://www.edocumentview.com/STRM.

Regards,

David W. Sides
President and Chief Executive Officer

STREAMLINE HEALTH SOLUTIONS, INC.
1175 Peachtree Street NE, 10th Floor
Atlanta, Georgia 30361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 29, 2019

To the Stockholders of Streamline Health Solutions, Inc.:

        Notice is hereby given that the Annual Meeting of the Stockholders of Streamline Health Solutions, Inc. will be held on January 29, 2019, at 9:30 a.m., Eastern Time, at the offices of Troutman Sanders, 600 Peachtree Street, Suite 3000, Atlanta, Georgia 30308, for the following purposes:

  1.
  PROPOSAL 1—To elect the six candidates nominated by our board of directors to serve as directors until a successor is duly elected and qualified at the 2018 Annual Meeting of Stockholders or otherwise or until any earlier removal or resignation.

  2.
  PROPOSAL 2—To approve a non-binding advisory vote on the compensation of our named executive officers ("say-on-pay").

  3.
  PROPOSAL 3—To ratify the appointment of the firm of RSM US LLP to serve as our independent registered public accounting firm for fiscal year 2018.

  4.
  To consider any and all other business that may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on December 17, 2018 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment thereof.

By Order of the Board of Directors

Thomas J. Gibson Senior Vice President and Chief Financial Officer

Atlanta, Georgia
December 28, 2018

A Proxy Statement and proxy card are included herewith. As a stockholder, you are urged to vote. See "General Information—Voting Methods" in the included Proxy Statement for more information on your voting options. It is important that your shares be voted. In order to avoid the additional expense of further solicitation, we ask your cooperation in voting promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 29, 2019.

Our Notice of Annual Meeting of Stockholders, Proxy Statement for the 2018 Annual Meeting of Stockholders and 2017 Annual Report to Stockholders are also available at http://www.edocumentview.com/STRM.

STREAMLINE HEALTH SOLUTIONS, INC.
1175 Peachtree Street NE, 10th Floor
Atlanta, Georgia 30361

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 29, 2019

GENERAL INFORMATION

Introduction

        We are furnishing this Proxy Statement on behalf of the board of directors of Streamline Health Solutions, Inc., a Delaware corporation, for use at our 2018 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the "Annual Meeting"), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Troutman Sanders, 600 Peachtree Street, Suite 3000, Atlanta, Georgia 30308, at 9:30 a.m. Eastern Time, on Tuesday, January 29, 2019. You may obtain directions to the location of the Annual Meeting by visiting http://www.edocumentview.com/STRM.

        As used in this Proxy Statement, the terms "Streamline," the "company," "we," "us," and "our" refer to Streamline Health Solutions, Inc. The term "common stock" means shares of our common stock, par value $.01 per share. The term "preferred stock" means shares of our Series A 0% Convertible Preferred Stock, par value $.01 per share.

        This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about December 28, 2018. A copy of the 2017 Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2018, as filed with the Securities and Exchange Commission (the "SEC"), is being mailed with this Proxy Statement.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on January 29, 2019:

        This Proxy Statement and the 2017 Annual Report to Stockholders are available at http://www.edocumentview.com/STRM.

Stockholders Entitled to Notice and to Vote

        All holders of record of our common stock and our preferred stock at the close of business on December 17, 2018 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. Our shares of common stock and preferred stock vote together as a single class.

        At the close of business on the Record Date, we had 20,127,703 shares of common stock outstanding and entitled to vote and 2,895,464 shares of preferred stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of our common stock held. Holders of preferred stock are entitled to vote such shares on a modified converted basis with each holder of preferred stock entitled to such number of votes equal to the total number of shares of preferred stock held multiplied by 75%, rounded down to the nearest whole share. Unless waived, holders of our preferred stock are subject to certain beneficial ownership limitations. As of the Record Date, the holders of preferred stock were entitled to an aggregate of 2,171,598 votes. Shares of our common stock and preferred stock may not be voted cumulatively.

Quorum

        Our bylaws provide that the holders of a majority of all of the shares of our capital stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted FOR, AGAINST, WITHHELD, or ABSTAIN, as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum.

Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner

        Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

        Beneficial Owner.    If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

        If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Methods

  Stockholders of Record

        By Mail.    Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

        By Internet.    Registered stockholders may vote on the Internet at http://www.envisionreports.com/STRM. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until 1:00 a.m., Central Time, on January 29, 2019, the day of the Annual Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

        By Telephone.    Registered stockholders also may vote by telephone by calling 1-800-652-8683 (toll-free) and using any touch-tone telephone to transmit their votes up to 1:00 a.m., Central Time, on January 29, 2019, the day of the Annual Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

        By Attending the Annual Meeting.    If you attend the Annual Meeting and wish to vote in person, you may request a ballot when you arrive. Alternatively, if you are a registered stockholder and attend the Annual Meeting, you may deliver your signed and dated proxy card in person. You must present a valid photo identification for admission to the Annual Meeting.

  Beneficial Owners

        If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

        If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date and have been granted a proxy by your bank, broker or nominee to vote the shares. You also must present a valid photo identification for admission to the Annual Meeting.

Voting Requirements

        At the Annual Meeting, stockholders will consider and act upon (1) the election of six directors for terms expiring at the 2019 Annual Meeting of Stockholders, (2) the approval of a non-binding advisory vote on the compensation of our named executive officers ("say-on-pay"), (3) the ratification of RSM US LLP to serve as the company's independent registered public accounting firm for fiscal year 2018, and (4) such other business as may properly come before the Annual Meeting.

        With regard to Proposal 1 (Election of Directors), votes may be cast for the nominees or may be withheld. All nominees are current directors. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, and the six nominees receiving the greatest number of votes will be elected. Abstentions and broker "non-votes" will have no effect on the outcome of this proposal.

        With regard to Proposal 2 ("Say-on-Pay"), votes may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. The approval of Proposal 2 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this proposal. The vote on Proposal 2 is a non-binding advisory vote.

        With regard to Proposal 3 (Ratification of RSM US LLP), votes may be cast for or against the proposal, or stockholders may abstain from voting on the proposal. The approval of Proposal 3 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this proposal.

Treatment of Voting Instructions

        If you provide specific voting instructions, your shares will be voted as instructed.

        If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends voting "FOR ALL NOMINEES" listed in Proposal 1, "FOR" Proposals 2, and 3, and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

        You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

        The election of directors is not considered a "routine" matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual Meeting with respect to Proposal 1 (Election of Directors) or Proposal 2 ("Say-on-Pay"). The ratification of RSM US LLP as our independent registered public accounting firm is considered a "routine matter," and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

        The persons identified as having the authority to vote the proxies granted by the proxy card will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

        A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

        If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

        Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation

        We will bear the expense of electronically hosting, printing and mailing proxy materials and soliciting the proxies we are seeking. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers, and other employees in person, by telephone, or via facsimile. Our directors, officers and other employees will receive no additional compensation for any such solicitations. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of such shares, and we will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners. Your cooperation in voting promptly will help to avoid additional expense.

List of Stockholders

        In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our principal executive offices, which are located at 1175 Peachtree St. NE, 10th Floor, Atlanta, Georgia 30361, on the date of our Annual Meeting, January 29, 2019, and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the Annual Meeting, the stockholders will elect six directors, each to hold office until a successor is duly elected and qualified at the 2019 Annual Meeting of Stockholders, or otherwise, or until any earlier resignation or removal. All nominees standing for election are currently serving as members of our board of directors and have consented to continue to serve. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

        Candidates for director were identified and recommended for nomination by the Governance and Nominating Committee of our board of directors. All members of the Governance and Nominating Committee are independent directors. The Governance and Nominating Committee and our board of directors have determined that a potential candidate to be nominated to serve as a director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and ownership of shares of our common stock to bring the perspective of a stockholder to the board of directors. The Governance and Nominating Committee and our board of directors believe that the composition of the board of directors as a whole should reflect diversified business experiences, education, knowledge of and skills relating to the healthcare and healthcare technology industries, sales and marketing, investment banking, accounting and finance, and knowledge of our operations. The Governance and Nominating Committee and the board of directors take all of these diversity factors into account when considering individual director candidates because we believe that these diversity factors can enhance the overall perspectives of our board of directors and of management.

        To date, neither our board of directors nor the Governance and Nominating Committee has deemed it necessary to engage a third party search firm to assist in identifying suitable candidates for directors, but have the authority to do so in the future. Accordingly, no fees were paid to any such search firm in connection with the nominees for directors named in this Proxy Statement. The Governance and Nominating Committee currently believes that the existing members of our board of directors and executive management have sufficient networks of business contacts to form the candidate pool from which nominees will be identified. Once a candidate is identified as a possible director nominee by the Governance and Nominating Committee, our board of directors (or as many members of the board of directors as feasible) will meet with such candidate. The Governance and Nominating Committee will then take any feedback that it receives from the board of directors regarding the possible director nominee and evaluate the candidate using the criteria outlined above. The Governance and Nominating Committee would evaluate a director candidate recommended by a stockholder using the same process described above. To date, other than the candidates specified by Noro-Moseley Partners VI, L.P. and Great Point Partners, LLC as described below, and the candidate identified by Harbert Discovery Fund, LP, we have never received a director candidate recommended by a stockholder.

        In August 2012, we completed an equity investment from affiliated funds and accounts of Great Point Partners, LLC ("GPP"), Noro-Moseley Partners VI, L.P. ("NMP"), and another investor affiliated with NMP (the "2012 Private Placement"). In conjunction with such transaction, our board of directors increased the size of the board of directors in accordance with our bylaws, creating two vacancies on the board of directors. Pursuant to the terms we agreed to in conjunction with the 2012 Private Placement, GPP and NMP were each granted the right to specify a director candidate to be nominated by our board of directors for election at each Annual Meeting of Stockholders thereafter. Such right has now expired, as GPP (collectively with its affiliated funds and accounts) and NMP (collectively with its affiliates) now hold shares of preferred and common stock representing less than 7.5% of our issued and outstanding shares of common stock (on a fully diluted basis). Prior to the expiration of this right,

Allen S. Moseley, a member of the general partner of NMP, was designated by NMP to fill one of the two vacancies, and Michael G. Valentine was designated by GPP to fill the second vacancy. Messrs. Moseley and Valentine were evaluated by the Governance and Nominating Committee in accordance with our director review process and were appointed by the board of directors to fill the vacancies.

        On December 19, 2018 our board of directors decreased the size of our board of directors from eight directors to six directors effective as of the annual meeting of stockholders. As previously reported, Michael K. Kaplan and Michael G. Valentine notified the Governance and Nominating Committee that they did not intend to stand for re-election as directors at the annual meeting of stockholders. We thank them for their years of dedicated service to our business.

Nominees for Election as Directors

        The following six incumbent directors are being nominated by the board of directors for re-election to the board of directors: Kenan H. Lucas, Allen S. Moseley, Jonathan R. Phillips, David W. Sides, Judith E. Starkey and Wyche T. "Tee" Green, III. The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of Streamline for each director nominee are set forth below.

        Wyche T. "Tee" Green, III, age 46, has served on our board of directors since August 2018. Mr. Green has served as Executive Director of Greenway Health, f/k/a Greenway Medical Technologies, Inc., an electronic health record and practice management based in Carrollton, Georgia, which he co-founded, since 2001. Mr. Green previously served as Chairman and Chief Executive Officer of Greenway Unlimited LLC, an investment company that he founded, from September 2013 to May 2018. Prior to forming Greenway Unlimited in September 2013, Mr. Green served as Chief Executive Officer of Greenway Health from 2010 to April 2016 and was responsible for leading the Company's strategic direction while managing the sales, marketing and business development teams. Mr. Green currently serves on the Board of Directors of Caravan Health, Wellbox Inc., and Mint Health. Mr. Green received a bachelor's degree in business administration management from Auburn University. Mr. Green is well-qualified to serve on our board of directors. He brings his experience as a software executive, his knowledge of our industry and his ability to bring perspective to the Board.

        Kenan H. Lucas, age 34, has served on our board of directors since January 2018. Mr. Lucas joined Harbert Management Corporation in August of 2014 where he currently serves as the Director and Co-Portfolio Manager of Harbert Discovery Fund, which invests in small, publicly traded companies. Mr. Lucas also serves on the board of directors of Qumu Corporation (Nasdaq: QUMU), a provider of tools to create, manage, secure, distribute, and measure the success of live and on demand video for the enterprise. Previously, Mr. Lucas worked at Swander Pace Capital, a middle-market private equity firm. At Swander Pace, he closed a number of acquisitions and re-financings, evaluated investment opportunities, and monitored portfolio companies, advising them on strategy, growth initiatives, acquisition opportunities, and corporate financing options. Prior to Swander Pace, Mr. Lucas was at Cowen and Company, a middle-market investment bank, where he advised companies on sell-side transactions and strategic alternatives. Mr. Lucas earned an MBA from the Darden School of Business at the University of Virginia, where he received the Faculty Award for Academic Excellence. Mr. Lucas has a BA in Economics, magna cum laude, from Vanderbilt University. Mr. Lucas's investment management experience allows him to provide our board of directors with valuable insights and analysis in equity capital markets, evaluating financing options, assessing corporate strategy, and considering other strategic alternatives. He also contributes to the Board through his perspective as one of the Company's largest shareholders.

        Allen S. Moseley, age 49, has served on our board of directors since August 2012. He has served as a General Partner at Noro-Moseley Partners ("Noro-Moseley") since 1998 and leads the firm's healthcare practice focused primarily in healthcare information technology, healthcare services, and medical devices. He currently represents Noro-Moseley on the boards of various healthcare vendors. Prior to joining Noro-Moseley, Mr. Moseley was in the corporate finance group at The Robinson-Humphrey Company, an investment banking firm previously owned by Citigroup and now part of SunTrust Banks, Inc. Mr. Moseley worked extensively in the healthcare and business services industries, advising on a number of initial public offerings, mergers and acquisitions, and private placements. He also was involved in R-H Capital Partners, the private equity investment arm of the firm. Previously, he held investment banking positions with Bowles Hollowell Conner & Company and Merrill Lynch & Co. Mr. Moseley currently serves on the Board of Trustees of the Georgia Research Alliance and the Board of Directors of the Technology Association of Georgia. He was recently Chairman of Venture Atlanta and Chairman of the Technology Association of Georgia. Mr. Moseley received a BA from the University of North Carolina at Chapel Hill, where he was a member of Phi Beta Kappa, and an MBA from Harvard Business School. Mr. Moseley is well-qualified to serve on our board of directors. With vast experience in the healthcare industry and a background in investment banking, Mr. Moseley brings a wealth of industry knowledge to our board of directors. Mr. Moseley's venture capital experience also allows him to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

        Jonathan R. Phillips, age 45, has served on our board of directors since May 2005 and was elected Chairman of our board of directors in May 2009. Mr. Phillips has served as Managing Director and Head of Private Equity at First Trust Portfolios, a diversified asset management firm headquartered in Wheaton, Illinois, since November 2016. Mr. Phillips is also the founder and Managing Partner of First Health Capital Partners, LLC, a healthcare technology and services investment firm founded in January 2016. In 2005, Mr. Phillips founded Healthcare Growth Partners, a provider of strategic and financial advisory services to healthcare technology companies, and served as its Managing Director until November 2016. Prior to founding Healthcare Growth Partners, Mr. Phillips was a member of the Healthcare Investment Banking Group at William Blair and Company, LLC, an investment banking firm. Prior to William Blair, he served in various roles in the healthcare practice of Deloitte Consulting. From 2007 until immediately prior to its acquisition by Merge Healthcare Incorporated (Nasdaq: MRGE) in 2011, Mr. Phillips was a director of Ophthalmic Imaging Systems, Inc., a public company that provided software and technology for ophthalmology practices, where he served on the audit, compensation, and nominating committees and chaired the special committee. Mr. Phillips also serves as a director for several private companies. Mr. Phillips currently serves on the Board of Visitors of DePauw University, on the Rush University Medical Center Associates board, and on the nonprofit board of the Ray Graham Association, where he is a member of the finance committee. Mr. Phillips is a securities principal having completed the Series 24, 7 and 63 exams. Mr. Phillips earned his MBA in Finance, Marketing and Health Services Management from the J. L. Kellogg School of Management, Northwestern University, and his BA in Economics and Management from DePauw University. Mr. Phillips is well-qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors as a private equity investor managing a portfolio of over 40 companies, including 18 healthcare companies. During his career, Mr. Phillips has completed over 110 transactions involving healthcare companies, which transactions had an aggregate value of over $2 billion. He also has completed over 40 strategic advisory engagements for healthcare technology and services companies. These experiences within the healthcare sector allow Mr. Phillips to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

        David W. Sides, age 48, has served as President, Chief Executive Officer and a member of the company's board of directors since January 2015. From September 2014 until he was appointed to his current positions, Mr. Sides served as Executive Vice President and Chief Operating Officer of the company. Mr. Sides served as Chief Executive Officer of iMDsoft from July 2012 to March 2014. While with iMDsoft, a global leader of high-end clinical information systems, Mr. Sides led the company's transformation following the acquisition of the company by a private equity firm. From 1995 to 2012, Mr. Sides held a number of successive positions at Cerner Corporation, a global supplier of health care information technology solutions, services, devices and hardware, culminating in serving as Senior Vice President of Worldwide Consulting. In that position, he led professional services in 24 countries worldwide. From March 2014 to September 2014, Mr. Sides was an independent consultant. Mr. Sides currently serves on the Board of Directors of EMIS Group PLC, a major provider of healthcare software, information technology and related services in the United Kingdom. Mr. Sides has a B.A. in biophysics from the University of California, Berkeley as well as master's of both health administration and business administration from the University of Missouri, Columbia. Mr. Sides is a Fellow of the American College of Healthcare Executives. Mr. Sides' service as our President and Chief Executive Officer, as well as his extensive experience in the healthcare information technology industry, qualifies him to be an effective member of our board of directors. This experience provides the board with valuable insight into our industry and business strategy.

        Judith E. Starkey, age 70, has served on our board of directors since September 2014. Ms. Starkey is the Founder and former Chairperson of Chamberlin Edmonds & Associates, which she launched in 1986 and was acquired by Emdeon in 2010. Chamberlin Edmonds, now Change Healthcare, is a leading provider of patient eligibility and enrollment services to hospitals, government agencies and managed care organizations. Since 2010, Ms. Starkey has been a self-employed entrepreneur, speaker and author. Ms. Starkey began her career in health service management, medical cost control and government systems with the Social Security Administration. While employed by the government, Ms. Starkey designed a management system that enabled states to comply with federal and state regulations. She also designed and implemented a process that reduced the cost of administering the Social Security Disability Insurance Benefits program by several million dollars. Ms. Starkey is an oft-honored expert in her field and is an advanced member of the Healthcare Financial Management Association, has delivered Congressional testimony and presents at national/state forums of healthcare professionals. She currently serves on the board of The Johns Hopkins Berman Institute of Bioethics. Ms. Starkey received her BS degree in Psychology from Spring Hill College and her MS in Psychology from Georgia State University. Ms. Starkey's experience as an entrepreneur and executive in the healthcare information technology industry provides our board with important insight in growing and managing our business. Further, her experience in government provides the board with an important understanding of the regulatory environment for our company.

Directors Not Standing for Re-Election

        Michael K. Kaplan and Michael G. Valentine will not stand for re-election as directors at the annual meeting of stockholders. The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of Streamline for Messrs. Kaplan and Valentine are set forth below.

        Michael K. Kaplan, age 52, has served on our board of directors since January 2012. Mr. Kaplan brings more than 20 years of experience in various roles in the healthcare industry. He is currently Founder and Managing Director of Altos Health Management, a venture capital firm focused on the healthcare industry. He also serves as an Advisory Partner at Granite Growth Health Partners, a private equity firm. Prior to founding Altos Health Management in 2009, Mr. Kaplan was a partner at Three Arch Partners, a venture capital firm focused on healthcare. He was involved with 19 portfolio companies during nearly a decade at Three Arch Partners. Before joining Three Arch Partners,

Mr. Kaplan was an operating executive at Blue Shield of California where he had a variety of roles, including Vice President of Corporate Development and Strategic Planning, Regional Chief Executive for Northern California, and Vice President of Business Transformation. Earlier in his career, Mr. Kaplan was a Senior Manager in consulting for APM Incorporated/CSC Healthcare and a Financial Analyst at Kidder, Peabody & Co. Incorporated. Mr. Kaplan received his BS in Business Administration from Washington University in St. Louis and an MBA from the Stanford Graduate School of Business. Mr. Kaplan is well-qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors from his experience in the healthcare industry. Mr. Kaplan's venture capital experience also allows him to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

        Michael G. Valentine, age 50, has served on our board of directors since October 2012. He has served as the Chief Executive Officer of Netsmart Technologies, Inc., an information technology company, since May 2011. From December 1998 to May 2011, he served as Executive Vice President and Chief Operating Officer at Cerner Corporation, an information technology company. He held a succession of business ownership roles during his 13 years at Cerner. Prior to his role as Chief Operating Officer, he maintained ownership of all client delivery and relationships for Cerner's worldwide operations. Prior to joining Cerner, Mr. Valentine started and managed a Midwest-based technology solutions and services company. Before that, he was an executive in telecommunications and technology industry groups for seven years at Andersen Consulting. Mr. Valentine earned his BS in Industrial Engineering from Kansas State University. With his extensive experience in healthcare information technology, Mr. Valentine brings valuable insight and experience to our board of directors. Further, his leadership in key roles at information technology companies qualifies him to be an effective member of our board. Our board of directors has determined that Mr. Valentine is an audit committee financial expert under SEC and Nasdaq Stock Market standards.

        The board of directors recommends a vote "FOR ALL" nominees listed above.

 PROPOSAL 2—ADVISORY VOTE ON COMPENSATION
OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

Proposed Advisory Resolution of Stockholders

        At the Annual Meeting, stockholders will be given the opportunity to vote on the following advisory resolution:

    RESOLVED, that the stockholders of Streamline Health Solutions, Inc. hereby approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the company's Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the disclosure under "Compensation Discussion and Analysis," and the compensation tables and related narrative disclosure under "Executive Compensation."

        References in this Proxy Statement to "named executive officers" refer to David W. Sides, Nicholas A. Meeks, Randolph W. Salisbury, and Shaun L. Priest. For information regarding the compensation of our named executive officers, see "Compensation Discussion and Analysis" and "Executive Compensation."

Background on Proposal

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and related SEC rules, stockholders are being given the opportunity to vote at the Annual Meeting on this advisory resolution regarding the compensation of our named executive officers

(commonly referred to as "say-on-pay"). As discussed in "Compensation Discussion and Analysis—Overview of Streamline's Executive Compensation," the Compensation Committee's compensation objectives are to motivate executive officers to deliver superior short-term performance by providing conservative, but competitive, base salaries and cash bonus opportunities; align the interests of our executive officers with the long-term interests of the company's stockholders through the grant of equity incentive awards; and provide an overall compensation package that is conservative, but competitive and, therefore, promotes executive recruitment and retention. The Compensation Committee has determined that the compensation structure for our named executive officers is effective and appropriate.

        At our Annual Meeting of Stockholders in 2013, our stockholders approved a one year frequency for say-on-pay proposals. We expect to hold the next say-on-pay proposal at our 2019 Annual Meeting of Stockholders.

Effects of Advisory Vote

        While the resolution is non-binding and will not be construed as overruling any decision by our board of directors or create or imply any fiduciary duty by the board of directors, the board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

        Our board of directors recommends a vote "FOR" the advisory vote on the compensation of the named executive officers as set forth in this Proposal 2.

 PROPOSAL 3—RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee proposes and recommends that the stockholders ratify the selection by the Audit Committee of the firm of RSM US LLP ("RSM") to serve as our independent registered public accounting firm for fiscal year 2018. Action by our stockholders is not required by law in the appointment of an independent registered public accounting firm, but the appointment is submitted by the Audit Committee in order to give our stockholders a voice in the designation of auditors. If the resolution ratifying our selection of RSM as our independent registered public accounting firm is rejected by our stockholders, then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

        Our board of directors recommends a vote "FOR" ratification of the appointment of RSM as our independent registered public accounting firm for fiscal year 2018.

 CORPORATE GOVERNANCE

        We have established corporate governance practices designed to serve the best interest of our company and our stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market ("Nasdaq"). Set forth below is information regarding the meetings of the board of directors during fiscal 2017, a description of the board's standing committees and additional information about our corporate governance policies and procedures.

Board of Directors Meetings and Committees

        The board of directors met five (5) times during fiscal year 2017. Standing committees of the board of directors currently include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy Committee.

        All nominees for election as directors at the Annual Meeting were unanimously recommended by the Governance and Nominating Committee and unanimously nominated by the current board of directors, including all of the independent directors. Under our bylaws, director nominations may be brought at an Annual Meeting of Stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the bylaws as in effect from time to time. For this Annual Meeting, we received no director nominations from stockholders. For additional information, see "Stockholder Proposals for 2019 Annual Meeting of Stockholders."

        Our board of directors has determined that Messrs. Green, Kaplan, Lucas, Moseley, Phillips and Valentine and Ms. Starkey are all "Independent Directors" in accordance with the standards set forth in Item 407(a)(1)(i) of Regulation S-K and in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

        There are no family relationships among any of the above named directors or nominees for director or among any of the directors or nominees for director and any of our executive officers.

        In fiscal year 2017, each incumbent director attended at least 75% of the aggregate number of meetings of our board of directors and of the committees of the board of directors on which he or she served.

        Our board of directors has separated the positions of the Chairman of the Board and of the Chief Executive Officer. Our board of directors believes that this separation allows the Chief Executive Officer to focus his attention on the day-to-day operation of the business and leadership of the management team. The board of directors further believes that having an independent Chairman of the Board provides better accountability between the board of directors and our management team, and facilitates discussions among our directors, formally and informally. As Chairman of the Board, Mr. Phillips is responsible for setting the board of directors' meeting agendas in consultation with the Chief Executive Officer and the other directors, and presides over meetings of our board of directors and stockholders. Our directors believe that this structure provides strong leadership for our board of directors, while maintaining the Chief Executive Officer as our leader in the eyes of customers, employees and stockholders.

  The Audit Committee

        The Audit Committee is comprised entirely of independent directors. Messrs. Valentine (Committee Chairman), Moseley and Phillips are presently the members of the Audit Committee. The Audit Committee operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors. The Audit Committee met separately as a committee four (4) times during fiscal year 2017. The Audit Committee, along with management, met separately or as part of the entire board of directors to review each of our quarterly and annual financial statements filed on Form 10-Q or Form 10-K prior to the filing of those reports with the SEC. The Audit Committee Chairman separately discusses our financial reports with the auditors on a regular basis. The Audit Committee's functions include the engagement of our independent registered public accounting firm, review of the results of the audit engagement and our financial results, review of our financial statements by the independent registered public accounting firm and their opinion thereon, review of the auditors' independence, review of the effectiveness of our internal controls and similar functions, and approval of all auditing and non-auditing services performed by our independent registered public accounting firm. The board of directors has determined that Mr. Valentine is an audit committee financial expert.

  The Compensation Committee

        The Compensation Committee is comprised entirely of independent directors. Ms. Starkey (Committee Chairwoman), Mr. Kaplan and Mr. Moseley are presently the members of the Compensation Committee. Mr. Phillips, as the independent Chairman of the Board, attends Compensation Committee meetings in a non-voting capacity. Our board of directors adopted a formal written charter for the Compensation Committee, which is available through our website at http://www.streamlinehealth.net/investors, in January 2013 and amended it in March 2014. The Compensation Committee met one (1) time during fiscal year 2017. The Compensation Committee reviews the performance of, and establishes the salaries and all other compensation of our executive officers. The Compensation Committee also administers the Amended and Restated 1996 Associate Stock Purchase Plan (the "ESPP") and the Streamline Health Solutions, Inc. Amended and Restated 2013 Stock Incentive Plan (the "2013 Plan"), and is responsible for grants of equity awards under the 2013 Plan.

  The Governance and Nominating Committee

        The Governance and Nominating Committee is comprised entirely of independent directors. Mr. Kaplan (Committee Chairman), Mr. Phillips and Ms. Starkey are presently the members of the Governance and Nominating Committee. The purposes of the Governance and Nominating Committee are to assist the board of directors in complying with and overseeing our Code of Business Conduct and Ethics (the "Code of Conduct"), to review and consider developments in corporate governance practices, to identify and recommend individuals to the board of directors for nomination as members of our board of directors and its committees, and to develop and oversee the process for nominating board members. The Governance and Nominating Committee operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors. The Governance and Nominating Committee met four (4) times during fiscal year 2017.

        The Governance and Nominating Committee has established procedures through which confidential complaints may be made by employees directly to the Chairman of the Governance and Nominating Committee regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in our filings with the SEC; violations of our Code of Conduct; or any other matters relating to questionable actions taken by our employees, officers or directors.

        The Governance and Nominating Committee also has established a review process for all members of our board of directors. In this process, all members perform a self-review and assessment of their own performance as a director and also review and provide constructive feedback of all the other directors. The Governance and Nominating Committee oversees a similar 360 degree review process for our Chief Executive Officer where he is reviewed by himself, by the other directors, and by his direct management reports.

  The Strategy Committee

        Messrs. Phillips (Committee Chairman), Moseley and Valentine are presently the members of the Strategy Committee. The purpose of the Strategy Committee is to work with the Chief Executive Officer and senior management to oversee the development of our strategic plan and to assess and evaluate our strategic and financial opportunities. The Strategy Committee did not meet during fiscal year 2017.

Corporate Governance Policies

  Communications with the Board of Directors

        We encourage stockholder communication with the board. Any stockholder who wishes to communicate with the board or with any particular director, including any independent director, may send a letter addressed to the Corporate Secretary at Streamline Health Solutions, Inc., 1175 Peachtree St. NE, 10th Floor, Atlanta, GA 30361. Communications should indicate that you are a company stockholder and clearly specify whether it is intended to be delivered to the entire board or to one or more particular directors(s). All communications to directors will be transmitted promptly without any editing or screening by the Corporate Secretary.

  Code of Conduct

        The board of directors adopted our Code of Conduct, which applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and any person performing similar functions), and employees. Our Code of Conduct is available through our website at http://www.streamlinehealth.net/investors.

  Director Attendance at Annual Meetings of Stockholders

        We have not implemented a formal policy regarding director attendance at the Annual Meeting of Stockholders. Typically, our board of directors holds its annual organizational meeting directly following the Annual Meeting of Stockholders, which results in most directors attending the Annual Meeting of Stockholders. All of our then-serving directors attended the 2017 Annual Meeting of Stockholders, and we currently expect all directors standing for re-election to attend the Annual Meeting.

  Risk Management

        Our management is responsible for day-to-day risk management of the company. Management reports to the board of directors on the material risks the company faces when management determines that the company's risk profile materially changes. The board of directors uses management's reports to evaluate the company's exposure to risks in light of the company's business plan and growth strategies. The board of directors primarily focuses on risks in the areas of operations, liquidity and compliance, which the board of directors believes are the areas most likely to have a potential impact on the company in a material way.

  Executive Sessions of Independent Directors

        Our board of directors has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the board, as a whole. Mr. Phillips, as the independent Chairman of the Board, presides over these executive sessions.

  No Executive Loans

        We do not extend loans to executive officers or directors, and we have no such loans outstanding.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date (December 17, 2018) by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director and each nominee for director; (iii) each named executive officer; and (iv) all directors and current executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the conversion of preferred stock or the exercise of options, warrants or other purchase rights. Shares of common stock subject to preferred stock that is currently convertible or convertible within 60 days of the Record Date and options or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date (including shares subject to restrictions that lapse within 60 days of the Record Date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such preferred stock, options or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The percentages are based on 20,127,703 shares of common stock outstanding as of the Record Date. None of our directors or executive officers beneficially owns any shares of our preferred stock. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

Name of Beneficial Owner Five Percent Stockholders	Common Stock Beneficially Owned	Percent of Common Stock Owned
Harbert Discovery Fund, LP(1)	1,841,637	9.15%
Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack(2)	1,760,297	8.75%
Noro-Moseley Partners VI, L.P.(3)	1,633,333	8.11%
Niraj Gupta(4)	1,566,143	7.78%
First Light Asset Management, LLC and Mathew P. Arens(5)	1,420,544	7.06%
Great Point Partners, LLC(6)	1,231,695	6.12%
David W. Sides(7)	1,184,889	5.73%
Tamarack Advisers, LP(8)	1,050,000	5.22%
Directors and Executive Officers
Wyche T. "Tee" Green, III	—	*
Michael K. Kaplan(9)	188,605	*
Kenan H. Lucas(10)	1,841,637	9.15%
Nicholas A. Meeks(11)	155,424	*
Allen S. Moseley(12)	1,633,333	8.11%
Jonathan R. Phillips(13)	677,466	3.37%
Shaun L. Priest(14)	134,642	*
Randolph W. Salisbury(15)	454,855	2.23%
David W. Sides(7)	1,184,889	5.73%
Judith E. Starkey(16)	176,237	*
Michael G. Valentine(17)	150,756	*
All current directors and executive officers as a group (11 persons)(18)	6,721,464	32.03%

(1)
Based on (the Schedule 13D/A filed with the SEC on January 23, 2018. Harbert Discovery Fund, LP (the "Fund") is deemed to have shared voting and dispositive power over 1,841,637 shares of common stock which it purchases, holds and sells for investment purposes. As further described below, each of Harbert Discovery Fund GP, LLC (the "Fund GP"), Harbert Fund

  Advisors, Inc. ("HFA"), Harbert Management Corporation ("HMC"), Jack Bryant, Kenan Lucas and Raymond Harbert exercises investment discretion over the funds for the purchase of the shares of common stock purchased by the fund, and by virtue of such status, may be deemed to be the beneficial owner of such shares. Jack Bryant and Kenan Lucas are directors and co-portfolio managers of the Fund GP, which serves as general partner of the Fund. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Fund with certain operational and administrative services. The address of the Fund, the Fund GP, HFA, HMC, Mr. Bryant, Mr. Lucas, and Mr. Harbert is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(2)
Based on the Schedule 13G filed with the SEC on February 14, 2018. Nantahala Capital Management, LLC ("Nantahala") is deemed to have shared voting and dispositive power over 1,760,297 shares of common stock owned by funds and accounts for which is the investment adviser. By virtue of such status, Nantahala may be deemed to be the beneficial owner of such shares. Each of Wilmot B. Harkey and Daniel Mack, as managing members of Nantahala, has voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. The address of Nantahala and Messrs. Harkey and Mack is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(3)
Based on the Schedule 13D filed with the SEC on August 29, 2012, as amended by the Schedule 13D/A filed with the SEC on September 5, 2013. Includes 1,633,333 shares of common stock issuable upon conversion of preferred stock, collectively beneficially owned by Noro-Moseley Partners VI, L.P. and its general partner, Moseley and Company VI, LLC (collectively, "Noro-Moseley"). Both entities are deemed to share voting and dispositive power of all 1,633,333 shares. Noro-Moseley's address is 3284 Northside Parkway, N.W., Suite 525, Atlanta, GA 30327.

(4)
Based on the Schedule 13G/A filed with the SEC on February 14, 2018. Niraj Gupta is deemed to have sole voting and dispositive power over 1,566,143 shares of common stock. The shares of common stock are held by Mr. Gupta directly or through his individual retirement account. The address of Mr. Gupta is 1350 Avenue of the Americas, 4th Floor, New York, NY 10019.

(5)
Based on the Schedule 13G filed with the SEC on February 14, 2018. Mathew P. Arens is deemed to have sole voting and dispositive power over 45,500 shares of common stock and shared voting and dispositive power over 1,375,044 shares of common stock. First Light Asset Management, LLC ("First Light") is deemed to have shared voting and dispositive power over 1,375,044 shares of common stock. First Light is deemed to be the beneficial owner of these shares by virtue of the fact that it acts as investment advisor to certain persons, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. Mr. Arens also is deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light, and also owns additional shares of the common stock in his individual capacity. The address of Mr. Arens and First Light is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(6)
Based on the Schedule 13G/A filed with the SEC on February 14, 2018. Includes (i) 130,137 shares of common stock and (ii) 1,101,558 shares of common stock issuable upon conversion of preferred stock, collectively owned by funds and accounts for which GPP is the investment manager. By virtue of such status, GPP may be deemed to be the beneficial owner of such shares. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of GPP, and David Kroin, as special managing member of GPP, has voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. GPP, Dr. Jay, and Mr. Kroin disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein. GPP's address is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(7)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of December 17, 2018 to purchase 568,889 shares of common stock, (ii) 93,750 shares of restricted stock over which the holder has sole voting but no investment power, (iii) 50,000 shares of common stock held by a trust controlled by and for the benefit of Mr. Sides and (iv) 186,000 shares of common stock held in an individual retirement account. The address of Mr. Sides is 1175 Peachtree Street NE, 10th Floor, Atlanta, GA 30361.

(8)
Based on the Schedule 13G/A filed with the SEC on February 14, 2018. Tamarack Advisers, LP ("Tamarack Advisers") is deemed the beneficial owner of such shares pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Tamarack Advisers acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock purchased or held pursuant to such arrangements. Tamarack Capital GP, LLC ("Tamarack Capital") is deemed to be the beneficial owner of such shares because of its position of general partner and majority owner of Tamarack Advisers. Justin J. Ferayorni is deemed to be the beneficial owner of such shares because he is the managing member and majority owner of Tamarack Capital. The address of Tamarack Advisers, Tamarack Capital and Mr. Ferayorni is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008.

(9)
Includes (i) 33,898 shares of restricted stock over which the holder has sole voting but no investment power, (ii) 25,000 shares of common stock held in a trust controlled by and for the benefit of Mr. Kaplan and (iii) 20,000 shares of common stock held in an individual retirement account.

(10)
Based on the Schedule 13D/A filed with the SEC on January 23, 2018. Harbert Discovery Fund, LP (the "Fund") is deemed to have shared voting and dispositive power over 1,841,637 shares of common stock which it purchases, holds and sells for investment purposes. As further described below, each of Harbert Discovery Fund GP, LLC (the "Fund GP"), Harbert Fund Advisors, Inc. ("HFA"), Harbert Management Corporation ("HMC"), Jack Bryant, Kenan Lucas and Raymond Harbert exercises investment discretion over the funds for the purchase of the shares of common stock purchased by the fund, and by virtue of such status, may be deemed to be the beneficial owner of such shares. Jack Bryant and Kenan Lucas are directors and co-portfolio managers of the Fund GP, which serves as general partner of the Fund. Raymond Harbert is the controlling shareholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Fund with certain operational and administrative services. Mr. Lucas, as director and co-portfolio manager of the Fund GP, has shared voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. The address of Mr. Lucas is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(11)
Based on the most recent Form 4 filed with the SEC on June 15, 2018. Mr. Meeks resigned as our Senior Vice President and Chief Financial Officer effective as of June 15, 2018. Includes 43,750 shares of restricted stock over which the holder has sole voting but no investment power.

(12)
Based on the Schedule 13D filed with the SEC on August 29, 2012, as amended by the Schedule 13D/A filed with the SEC on September 5, 2013. Includes 1,633,333 shares of common stock issuable upon conversion of preferred stock, collectively beneficially owned by Noro-Moseley. Both entities are deemed to share voting and dispositive power of all 1,633,333 shares. Mr. Moseley, as a general partner at Noro-Moseley, has voting and investment power with respect to such shares and therefore may be deemed to be the beneficial owner thereof. Mr. Moseley disclaims beneficial ownership of such shares, except to the extent of his pecuniary interests therein. The address of Mr. Moseley is 1175 Peachtree Street NE, 10th Floor, Atlanta, GA 30361.

(13)
Includes (i) 84,745 shares of restricted stock over which the holder has sole voting but no investment power and (ii) 10,000 shares of common stock held by Mr. Phillips's wife.

(14)
Based on the most recent Form 4 filed with the SEC on April 6, 2018. Mr. Priest resigned as our Senior Vice President and Chief Growth Officer effective as of May 25, 2018. Includes 89,430 shares of common stock held in an individual retirement account.

(15)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of December 17, 2018 to purchase 253,472 shares of common stock, (ii) stock options that are currently exercisable or exercisable within 60 days of December 17, 2018 to purchase 30,000 shares of common stock and that are held by a limited liability company of which Mr. Salisbury is the managing member and the owner with his wife of all of the equity interests, (iii) 85,810 shares of common stock held in an individual retirement account and (iv) 37,500 shares of restricted stock over which the holder has sole voting but no investment power.

(16)
Includes 50,847 shares of restricted stock over which the holder has sole voting but no investment power.

(17)
Includes 50,847 shares of restricted stock over which the holder has sole voting but no investment power.

(18)
Includes (i) stock options that are currently exercisable or exercisable within 60 days of December 17, 2018 to purchase 852,361 shares of common stock and (ii) 3,735,210 shares of common stock held indirectly.

 EXECUTIVE OFFICERS

        The names, ages, and positions held by our executive officers as of the Record Date are below. All of our current executive officers hold office until their successors are elected and qualified or until any removal or resignation. Our executive officers are elected by the board of directors and serve at the discretion of the board. For more information about David W. Sides, our President and Chief Executive Officer, please see "Proposal 1—Election of Directors—Nominees for Election as Directors" in this Proxy Statement.

Name	Age	Position	First Appointed as Executive Officer
David W. Sides	48	President, Chief Executive Officer, and Director	2014
Thomas J. Gibson	55	Senior Vice President and Chief Financial Officer	2018
Randolph W. Salisbury	64	Senior Vice President and Chief Marketing Officer	2014

        Thomas J. Gibson joined Streamline as Senior Vice President and Chief Financial Officer in September 2018. From April 2013 to December 2013, Mr. Gibson served as Principal Accounting Officer, Senior Vice President of Finance and Corporate Controller at R1 RCM (previously Accretive Health, Inc.), a healthcare revenue cycle management company. In his role at R1 RCM, Mr. Gibson oversaw the company's accounting operations and financial reporting functions. Prior to his service with R1 RCM, Mr. Gibson served as Chief Financial Officer of Vivex Biomedical, Inc., a regenerative biologics company from December 2013 to December 2015 and of Citra Health Solutions, a leading healthcare services and technology firm, from December 2015 to September 2018, where he was primarily responsible for the respective company's financial reporting, treasury and financial business operations. Mr. Gibson received his bachelor's degree from the University of South Alabama.

        Randolph W. Salisbury joined Streamline as Senior Vice President and Chief Marketing Officer in March 2014. From July 2008 to February 2014, Mr. Salisbury served as a founding partner and consultant at Mockingbird Partners Consulting Group, LLC, a marketing communications and investor relations consulting firm. During his time with Mockingbird Partners, Mr. Salisbury performed marketing functions on behalf of various clients and performed investor relations consulting services for Streamline. Currently, Mr. Salisbury is on the board of directors of Decooda, Inc., a private, software-as-a-service start-up company. Mr. Salisbury received his bachelor's degree from Ohio Wesleyan University and his MBA from Goizueta Business School at Emory University.

COMPENSATION DISCUSSION AND ANALYSIS

        References in this Proxy Statement to our "named executive officers" refer to:

  •
  David W. Sides, President and Chief Executive Officer;

  •
  Nicholas A. Meeks, Senior Vice President and Chief Financial Officer(1);

  •
  Randolph W. Salisbury, Senior Vice President and Chief Marketing Officer; and

  •
  Shaun L. Priest, Senior Vice President and Chief Growth Officer(2).

(1)
Mr. Meeks resigned from his position as our Senior Vice President and Chief Financial Officer effective June 15, 2018.

(2)
Mr. Priest resigned from his position as our Senior Vice President and Chief Growth Officer effective May 25, 2018.

Executive Summary

        The Compensation Committee has a conservative pay-for-performance compensation philosophy and endeavors to have executive compensation practices that align executive pay with company performance. In fiscal year 2017, the Compensation Committee took the following actions with respect to the executive compensation program:

  •
  Made only modest increases to base salaries;

  •
  Continued to consider adjusted EBITDA, revenue and sales performance as financial measures for executive bonuses; and

  •
  Continued to award stock options and restricted stock in order to align the interests of our executives with those of our stockholders and provide appropriate performance and retention incentives.

        Streamline's financial performance in fiscal year 2017 did not meet all the company's goals. As a result, the Compensation Committee did not award bonuses to the company's executives. The Compensation Committee believes any bonuses awarded should demonstrate strong alignment between executive pay and company performance.

        The Compensation Committee has recently made the following decisions with respect to the company's executive compensation in fiscal year 2018:

  •
  The base salaries for certain executive officers have been modestly increased.

        The Board appointed Thomas J. Gibson as the Company's Senior Vice President and Chief Financial Officer effective as of September 10, 2018. The Company entered into an employment agreement with Mr. Gibson when he was appointed Senior Vice President and Chief Financial Officer of the Company.

Compensation Philosophy

        The Compensation Committee believes that executive compensation should be conservative and (i) provide an incentive for Streamline's executives to achieve the company's goals, (ii) reward executives with equity interests in the company and align the interests of executives with stockholder interests to enhance stockholder value and (iii) attract and retain key executives critical to Streamline's long-term success. Under the oversight of the Compensation Committee, the company has developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. Streamline achieves the philosophies of pay-for-performance and alignment of executive compensation with stockholder value primarily by providing a substantial portion of each executive officer's total annual compensation through annual short-term cash bonus opportunities and grants of long-term equity, primarily in the form of stock options and restricted stock. We describe our fiscal year 2017 short-term incentive plan in greater detail below under "Cash Bonus Opportunity" and describe equity grants in more detail under "Long-Term Equity Incentive Compensation—Stock Options and Restricted Stock."

Say on Pay Results and Consideration of Stockholder Support

        At the Annual Meeting of Stockholders on June 1, 2017, over 96% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this positive result and concluded that the stockholders continue to support the compensation paid to our executive officers and the company's overall pay practices.

        In light of this support, the Compensation Committee decided to retain the core design of our executive compensation program for fiscal year 2017, with an emphasis on short and long-term incentive compensation that rewards our senior executives when they successfully implement our business plan and, in turn, deliver value for our stockholders.

        The committee will continue to monitor best practices, future advisory votes on executive compensation and other stockholder feedback to guide it in evaluating the alignment of the company's executive compensation program with the interests of the company and its stockholders.

Overview of Streamline's Executive Compensation

        The Compensation Committee designed the company's compensation program to provide our executive officers with a combination of cash (salary and bonus) and long-term equity incentive compensation to align their interests with those of our stockholders. For fiscal year 2017, our executive officer compensation primarily consisted of the following components:

  •
  base salary;

  •
  cash bonus opportunity; and

  •
  long-term equity incentive awards.

        Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee endeavors to offer an appropriate mix among the different types of compensation:

  •
  to motivate executive officers to deliver superior short-term performance by providing conservative, but competitive, base salaries and cash bonus opportunities;

  •
  to align the interests of our executive officers with the long-term interests of the company's stockholders through the grant of equity incentive awards; and

  •
  to provide an overall compensation package that is conservative, but competitive and, therefore, promotes executive recruitment and retention.

The Compensation Committee Process

        The Compensation Committee has the primary authority to determine Streamline's compensation philosophy and to establish compensation for the executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives' performance and responsibilities, the company's overall performance and the President and Chief Executive Officer's recommendations. The Compensation Committee does not typically use any compensation consultant in setting executive salaries, or in determining other components of executive compensation. Additionally, the Compensation Committee does not typically benchmark the compensation of executive officers against compensation paid by other companies to their executives.

Management's Role in the Compensation-Setting Process

        Company management plays a significant role in the compensation-setting process. The most significant aspects of management's role are:

  •
  evaluating associate performance;

  •
  preparing information for Compensation Committee meetings;

  •
  establishing business performance targets and objectives;

  •
  providing information about the company's strategic objectives; and

  •
  recommending salary levels and equity awards.

        In the past, the Compensation Committee has authorized the President and Chief Executive Officer to negotiate employment agreements with senior executive officers (other than himself). The negotiated employment agreements are subject to review and approval by the Compensation Committee. Also, in certain circumstances, the Compensation Committee may delegate to one or more of our officers the authority to grant awards, and to make other determinations under the Streamline Health Solutions, Inc. Second Amended and Restated 2013 Stock Incentive Plan (the "2013 Plan") with respect to such awards, to persons who are not directors or officers subject to the provisions of Section 16 of the Exchange Act, and who are not subject to the requirements of "covered employees" under Section 162(m) of the Code.

Base Salary

        The Compensation Committee seeks to provide base salaries for our executive officers that provide guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Salaries for our named executive officers are generally provided for in their employment agreements, subject to review and adjustment by the Compensation Committee from time to time. The Compensation Committee has not historically retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Compensation Committee has instead relied on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the company. In addition, the committee takes into account: years of service; level of experience; individual areas of responsibility; the annual rate of inflation; and the company's operating performance.

        The following table sets forth the base salaries for each of our named executive officers in effect as of January 31, 2018:

Name	Base Salary
David W. Sides	$348,500
Nicholas A. Meeks	$276,750
Randolph W. Salisbury	$230,625
Shaun L. Priest	$205,000

Benefits

        Streamline offers a comprehensive package of employee retirement and welfare benefits (including group life insurance, health and dental care insurance, and long-term disability insurance), in which executive officers may participate on the same basis as other full-time associates.

        Streamline currently sponsors a 401(k) Plan for all of our eligible associates. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $18,000 in 2017) imposed by the Code. Participants age 50 and older also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,000 in 2017) imposed by the Code. New participants automatically defer 6% of their compensation unless they make a contrary election. The company matches dollar for dollar the first 4% of each associate's income contributed to the 401(k) Plan, including those contributions made by the executive officers.

        The company also offers the Amended and Restated 1996 Associate Stock Purchase Plan (the "ESPP") to encourage stock ownership by our associates, including our executive officers, at an approximate 15% discount to the market price.

Perquisites

        Streamline offers limited perquisites to our executive officers. The perquisites provided to each executive officer in fiscal year 2017 totaled less than $10,000 and less than 10% of total annual salary and bonus reported for each executive officer.

Cash Bonus Opportunity

        Each executive officer's employment agreement establishes a cash bonus target as a percentage of his base salary. The following table sets forth the target bonuses for each of our named executive officers in effect as of January 31, 2018.

Name	Target Bonus
David W. Sides	65%
Nicholas A. Meeks	40%
Randolph W. Salisbury	50%
Shaun L. Priest	110%

        The Compensation Committee believes that cash bonuses should be contingent on performance relative to pre-established targets and objectives. Each cash bonus is determined based on whether these pre-established performance goals are met, upon which, the executives would be eligible to receive a bonus in an amount determined by the Compensation Committee, although the Compensation Committee may elect not to award such bonuses. For the named executive officers to have been eligible for the cash bonus for fiscal year 2017 to be paid at target levels, the company was required to meet financial targets, as determined through an internal planning process, as follows:

  •
  An adjusted EBITDA target of $2.8 million;

  •
  Sales bookings as $7.7 million in annualized contract value; and

  •
  Revenue of $28.1 million.

        We calculate adjusted EBITDA as net earnings (loss) plus interest expense, tax expense, depreciation and amortization expense of tangible and intangible assets, stock-based compensation expense, significant non-recurring operating expenses, and transaction-related expenses, including: gains and losses on debt and equity conversions, associate severances and related restructuring expenses, associate inducements, and professional and advisory fees. In awarding any additional cash bonus amounts above target amounts, the Compensation Committee would consider extraordinary company financial performance, as well as personal performance involving executive leadership.

        The Compensation Committee determined that not all of the objective financial goals were achieved for fiscal year 2017, and as a result, cash bonuses were not awarded. In awarding cash bonuses to executive officers for the fiscal year ending January 31, 2019, the Compensation Committee will consider multiple potential performance criteria including sales, adjusted EBITDA and revenue targets, as well as successful completion of certain aspects of the company's strategic objectives.

Long-Term Equity Incentive Compensation—Stock Options and Restricted Stock

        Streamline currently grants equity awards under the 2013 Plan. On June 1, 2017, our stockholders approved an amendment to the 2013 Plan to, among other things, increase the number of available shares under the plan by 300,000 shares. Awards can be granted under the 2013 Plan until April 12, 2027 or the earlier termination of the 2013 Plan by the board. The 2013 Plan permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of January 31, 2018, there were 271,101 shares available for grant under the 2013 Plan.

        In fiscal year 2017, long-term incentive compensation to key personnel, including the company's named executive officers, was comprised primarily of stock option awards. The stock options awarded last year vest ratably over a three year period from the date of grant. The Compensation Committee believes that its fiscal year 2017 approach to long-term incentive compensation provided the appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a stock option award only to the extent the company's stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of stockholders and ensure that management achieves gains only to the extent that the company's share value appreciates. The Compensation Committee believes that the granting of stock option awards supports the executive retention goal.

        Streamline has historically awarded equity grants to executive officers upon the commencement of their employment with the company. In addition, from time to time, the Compensation Committee has considered and approved additional grants to certain associates of the company, including the executive officers, where circumstances make such grants appropriate to the company's incentive and retention goals. In approving equity grants during fiscal year 2017, the Compensation Committee considered a number of factors, including the number of shares available for grant under the 2013 Plan, the grant rate over certain periods (as a percentage of shares of common stock), the amount of stock options to be granted, the performance of the named executive officer and his role, the impact of specific grants on the total compensation of the named executive officer, and the aggregate retention strength of all unvested equity held by such named executive officer and other key personnel. During fiscal year 2017, the Compensation Committee approved grants of equity incentive awards to certain of our associates, including the following equity grants to our named executive officers:

        David W. Sides—President and Chief Executive Officer. On March 2, 2017, Mr. Sides was granted an option to purchase 100,000 shares of the company's common stock at $1.18 per share, such options vesting in 36 substantially equal monthly installments commencing on April 2, 2017, subject to Mr. Sides' continued employment with the company over such period.

        Nicholas A. Meeks—Senior Vice President and Chief Financial Officer. On March 2, 2017, Mr. Meeks was granted an option to purchase 75,000 shares of the company's common stock at $1.18 per share, such options vesting in 36 substantially equal monthly installments commencing on April 2, 2017, subject to Mr. Meeks' continued employment with the company over such period.

        Randolph W. Salisbury—Senior Vice President and Chief Marketing Officer. On March 2, 2017, Mr. Salisbury was granted an option to purchase 25,000 shares of the company's common stock at $1.18 per share, such options vesting in 36 substantially equal monthly installments commencing on April 2, 2017, subject to Mr. Salisbury's continued employment with the company over such period.

        Shaun L. Priest—Senior Vice President and Chief Growth Officer. On March 2, 2017, Mr. Priest was granted an option to purchase 50,000 shares of the company's common stock at $1.18 per share, such options vesting in 36 substantially equal monthly installments commencing on April 2, 2017, subject to Mr. Priest's continued employment with the company over such period.

Risk Considerations in our Compensation Program

        The Compensation Committee generally structures the compensation of the executive officers to consist of both fixed and variable compensation. The fixed (or base salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short-term gains or annual stock price performance, which may be to the detriment of long-term appreciation and other business metrics. The variable portion of compensation (e.g., cash bonuses and stock option awards) is designed to reward both individual performance and overall company performance. For individual and company performance, any cash bonuses are determined by the Compensation Committee. Stock options will reward the recipient only if improved overall company performance is reflected in the stock price. The Compensation Committee believes that the variable components of compensation are sufficient to motivate executive officers to produce short-term and long-term company results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks in doing so.

Employment Agreements

        Streamline has entered into employment agreements with each of Messrs. Sides, Meeks, Salisbury and Priest. We describe each of these agreements in more detail below.

        On September 10, 2014, the company entered into an employment agreement with Mr. Sides, when he joined the company. The term of Mr. Sides' employment agreement is two years, after which the agreement renews for successive one-year terms unless either party elects not to renew. As amended, Mr. Sides' employment agreement provides for an annual base salary of $340,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Sides will be eligible for an annual cash bonus with a target amount of 65% of his annual base salary, based on the achievement of certain performance objectives. Mr. Sides' current annual base salary is $357,213. In addition, Mr. Sides' employment agreement contains standard non-competition and non-solicitation provisions. Mr. Sides' employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        Mr. Meeks resigned from his position as our Senior Vice President and Chief Financial Officer effective June 15, 2018. Mr. Meeks did not receive any severance in connection with his resignation.

        On February 3, 2014, the company entered into an employment agreement with Mr. Salisbury when he was appointed Senior Vice President and Chief Marketing Officer of the company. The initial term of Mr. Salisbury's employment agreement was one year, after which it renews for successive one-year terms unless either party elects not to renew. As amended, Mr. Salisbury's employment agreement provides for an annual base salary of $225,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Salisbury will be eligible for an annual cash bonus with a target amount of 50% of his annual base salary, based on the achievement of certain performance objectives. Mr. Salisbury's current annual base salary is $232,925. In addition, Mr. Salisbury's employment agreement contains standard non-competition and non-solicitation provisions. Mr. Salisbury's employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

        Mr. Priest resigned from his position as our Senior Vice President and Chief Growth Officer effective May 25, 2018. Mr. Priest did not receive any severance in connection with his resignation.

        Each of the employment agreements with Streamline's named executive officers provides assurances to the company with regard to the availability of the executive's services, provides protection for the Company's confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and for a specified period after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for "good cause." For this purpose, "good cause" includes the current use of illegal drugs, conviction of any crime which involves moral turpitude, fraud or misrepresentation, commission of any act which would constitute a felony and which adversely impacts the business or reputation of the Company, fraud, misappropriation or embezzlement of company funds or property; wrongful conduct which is materially injurious to the reputation, business or business relationships of the company; material violation or default on any of the provisions of the employment agreement, and the material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the board of directors.

        In addition, each of our named executive officers is provided additional assurances following a change of control of the company. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without "good cause" or if they chose to terminate their employment for "good reason." This additional "double trigger" change of control protection has been provided to our named executive officers because they are considered vulnerable in a change of control context due to their positions with the company, their relative levels of equity ownership and the stage of their careers.

Executive Stock Ownership Guidelines

        Streamline has not adopted any stock ownership guidelines for executives. Executives are eligible to participate in the ESPP, which allows participants to purchase the company's common stock at an approximate 15% discount to the market price.

Stock Holding Periods

        Streamline does not have any stock holding period requirements for executive officers beyond option exercise or restricted stock vesting.

Recoupment Policy

        Streamline has not adopted a separate recoupment or "clawback" policy in the event of a financial restatement, but intends to do so once the SEC finalizes the rules on this matter required by the Dodd-Frank Act.

Income Deduction Limitations

        Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. For years beginning prior to January 1, 2018, the $1 million limitation did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of the material terms of the plan by the Company's shareholders. Effective for the years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation from the Section 162(m) limitation, but a transition rule applies to any such qualified performance-based compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, to the extent not materially modified thereafter. Notwithstanding the foregoing, however, the Compensation Committee reserves the right to grant awards under the 2013 Plan that may not be deductible because of Section 162(m) of the Code as the Compensation Committee, in the exercise of its business judgment, determines appropriate to meet the Company's compensation objectives.

 EXECUTIVE COMPENSATION

Summary Compensation

        The following table is a summary of certain information concerning the compensation earned by our named executive officers for the fiscal years presented. Each of our current named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of these employment agreements, see "Compensation Discussion and Analysis—Employment Agreements."

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation(4) ($)	Total ($)
David W. Sides	2017	348,500	—	—	65,628	—	10,800	424,928
President and Chief Executive Officer	2016	340,000	—	660,000	—	46,410	10,733	1,057,143
Nicholas A. Meeks	2017	276,750	—	—	49,221	—	10,600	336,571
Senior Vice President and Chief Financial Officer(5)	2016	270,000	—	308,000	—	22,680	10,717	611,397
Randolph W. Salisbury	2017	230,625	—	—	16,407	—	9,908	256,940
Senior Vice President and Chief Marketing Officer	2016	225,000	—	93,000	—	67,326	10,109	395,435
Shaun L. Priest	2017	205,000	—	—	32,814	—	4,936	242,750
Former Senior Vice President and Chief Growth Officer(6)	2016	164,487	—	70,500	59,287	30,479	5,667	330,420

(1)
Includes amounts contributed by the named executive officers to our 401(k) Plan.

(2)
The amounts included in the table above reflect the total grant date fair value and were determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC.

(3)
Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the cash bonus opportunity. Because in his capacity as Chief Growth Officer, Mr. Priest is responsible for leading the sales function for the company, his cash bonus opportunity also takes into account additional contingencies and increased opportunities based on certain sales performance targets not applicable to the other executive officers' bonus payments.

(4)
Reflects our matching contribution to the 401(k) Plan equal to a 100% match on the first 4% of the employee's compensation which is available to all employees who participate in the plan. Excludes group life insurance, health care insurance, ESPP discounts, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the named executive officers. Also excludes perquisites and other personal benefits, the aggregate amount of which with respect to each of the named executive officers does not exceed $10,000 reported for the fiscal years presented.

(5)
Mr. Meeks resigned as our Senior Vice President and Chief Financial Officer effective June 15, 2018.

(6)
Mr. Priest joined Streamline on April 6, 2016 as Senior Vice President and Chief Growth Officer. Mr. Priest resigned as our Senior Vice President and Chief Growth Officer effective May 25, 2018.

Equity Compensation Information

Outstanding Equity Awards at 2017 Fiscal Year End

        The following table sets forth information with respect to the named executive officers equity awards outstanding as of January 31, 2018. The following table sets forth information with respect to the named executive officers equity awards outstanding as of January 31, 2018.

	Option Awards					Stock Awards
	Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)		Market Value of Shares that Have Not Vested ($)
David W. Sides	250,000	—		4.15	9/9/2024	—		—
	60,000	40,000	(1)	4.565	9/9/2024	—		—
	50,000	—		4.28	1/7/2025	—		—
	104,166	20,834	(2)	2.58	7/7/2025	—		—
	27,778	72,222	(3)	1.18	3/1/2027	281,250	(5)	500,625
Nicholas A. Meeks(8)	55,000	—		3.46	6/25/2022	—		—
	100,000	—		6.65	5/22/2023	—		—
	22,500	—		5.50	3/5/2024	—		—
	50,000	—		4.02	1/31/2025	—		—
	83,333	16,667	(2)	2.58	7/7/2025	—		—
	20,833	54,167	(3)	1.18	3/1/2027	131,250	(5)	233,625
Randolph W. Salisbury	125,000	—		6.14	2/2/2024	—		—
	30,000	—		4.00	9/14/2022	—		—
	50,000	—		4.02	1/31/2025	—		—
	52,083	10,417	(2)	2.58	7/7/2025	—		—
	18,056	6,944	(3)	1.18	3/1/2027	56,250	(6)	100,125
Shaun L. Priest(9)	43,750	31,250	(4)	1.41	4/5/2026	—		—
	13,888	36,112	(3)	1.18	3/1/2027	37,500	(7)	66,750

(1)
This option vests ratably annually beginning on the first anniversary of the grant date of September 10, 2014 until fully vested on September 10, 2019.

(2)
This option vests ratably monthly beginning on the first month after the grant date of July 8, 2015 until fully vested on July 8, 2018.

(3)
This option vests ratably monthly beginning on the first month after the grant date of March 2, 2017 until fully vested on March 2, 2020.

(4)
This option vests ratably monthly beginning on the first month after the grant date of April 6, 2016 until fully vested on April 6, 2019.

(5)
This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of February 4, 2016 until fully vested on February 4, 2020.

(6)
This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of May 26, 2016 until fully vested on May 26, 2020.

(7)
This restricted stock grant vests ratably annually beginning on the first anniversary after the grant date of April 6, 2016 until fully vested on April 6, 2020.

(8)
Mr. Meeks resigned as our Senior Vice President and Chief Financial Officer effective June 15, 2018.

(9)
Mr. Priest resigned as our Senior Vice President and Chief Growth Officer effective May 25, 2018.

Equity Compensation Plan Information

        We maintain the 2013 Plan, pursuant to which we may grant awards of stock options, stock appreciation rights, restricted awards, performance awards, phantom stock awards and other stock-based awards. We also maintain the ESPP, which allows employees to purchase the company's common stock at an approximate 15% discount to the market price.

        The following table presents additional information regarding securities authorized for issuance under our equity compensation plans as of January 31, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,873,156	(1)	$3.25	726,366	(3)
Equity compensation plans not approved by security holders	300,000	(2)	$4.43	—	(4)

Total	2,173,156	(1)(2)		726,366

(1)
Includes 1,873,156 options exercisable under the 2005 Incentive Compensation Plan and the 2013 Plan. Does not include outstanding shares of previously awarded restricted stock.

(2)
Stock options granted under inducement grants in accordance with Nasdaq Marketplace Rule 5635(c)(4). The terms and conditions of each inducement grant are similar to the terms and conditions of the stockholder-approved equity compensation plan in effect on the date of such inducement grant.

(3)
Includes 271,101 options or other share-based awards available under the 2013 Plan and 455,265 shares available under the ESPP as of January 31, 2018.

(4)
Our board of directors has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new key employees are determined on a case-by-case basis. Other than possible inducement grants, we expect that all equity awards will be made under stockholder-approved plans.

 DIRECTOR COMPENSATION

        For the 2017 fiscal year, we paid an annual retainer of $20,000 immediately following our 2017 Annual Meeting of Stockholders to each of our then-serving non-employee directors, other than our Chairman of the Board, whom we paid an annual retainer of $45,000. In order to attract and retain high quality non-employee independent directors, we allow independent directors to accept restricted stock with a one-year vesting period, in equal value to all or a portion of their annual retainers, in lieu of cash. For the 2017 fiscal year, we did not pay our directors additional fees for meeting attendance.

        On June 1, 2017, we also granted each then-serving non-employee director whose service on the Board was continuing beyond the 2017 Annual Meeting of Stockholders (other than the Chairman of the Board) $40,000 in restricted stock with a one-year vesting period. We awarded the Chairman of the Board $55,000 in restricted stock with a one-year vesting period on such date. We made these awards pursuant to the 2013 Plan, and the awards were valued at the closing price of our common stock on the grant date.

        On June 1, 2017, the company granted the following amounts of restricted stock to each of the Company's then-serving non-employee directors whose service on the Board was continuing beyond the 2017 Annual Meeting of Stockholders (other than Mr. Moseley, as discussed below): Michael K. Kaplan, 33,898 shares; Jonathan R. Phillips, 84,745 shares; Judith E. Starkey, 50,847 shares; and Michael G. Valentine, 50,847 shares. These amounts include shares of restricted stock that certain directors agreed to accept in lieu of cash for all or a portion of their annual retainers.

        We believe that awarding restricted stock to directors is a necessary component of their total compensation, including their retainer fees, and aligns their interests with those of our stockholders. Our Compensation Committee and board of directors have allowed a limited exception to this policy in connection with Mr. Moseley's service as a director on our board to account for limitations on his ability to accept compensation for service as a director and in recognition that a grant of restricted stock to Noro-Moseley would not satisfy the intent of the board's policy. For so long as Mr. Moseley remains a director on our board, we will pay the $60,000 cash equivalent value to Noro-Moseley instead of issuing restricted stock.

        Mr. Sides, as our President and Chief Executive Officer, was not separately compensated for his service on our board of directors. See the Summary Compensation Table under "Executive Compensation—Summary Compensation" for information relating to the compensation paid to Mr. Sides. As a principal of Noro-Moseley, Mr. Moseley is not permitted to accept personal compensation for service on boards of directors of companies in which Noro-Moseley invests. Therefore, the fees relating to Mr. Moseley's service as a director are paid directly to Noro-Moseley. Retainer fees relating to Mr. Kaplan's service as a director are paid on his behalf to his company, Altos Health Management. Retainer fees relating to Mr. Lucas' service as a director will be paid on his behalf to Harbert Discovery Fund GP, LLC.

 Director Compensation in 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael K. Kaplan(3)	20,000	40,000	60,000
Kenan H. Lucas(4)	—	—	—
Allen S. Moseley(6)	—	—	—
Jonathan R. Phillips(5)	45,000	55,000	100,000
Judith E. Starkey(5)	20,000	40,000	60,000
Michael G. Valentine(5)	20,000	40,000	60,000

(1)
The amounts included in the table above for Stock Awards reflect the total grant date fair value and were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in the footnotes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 filed with the SEC.

(2)
Represent the grant of restricted stock to Ms. Starkey and Mr. Valentine of $60,000 in restricted stock with a one-year vesting period, the grant of restricted stock to Mr. Kaplan of $40,000 in restricted stock with a one-year vesting period, and the grant to Mr. Phillips of $100,000 in restricted stock with a one-year vesting period.

(3)
As described above, retainer fees relating to Mr. Kaplan's service as a director are paid on his behalf to his company, Altos Health Management.

(4)
Mr. Lucas was elected to the board of directors on January 18, 2018, and agreed to waive any fees relating to his service as a director in fiscal 2017.

(5)
This director elected to receive the annual retainer in the form of restricted stock.

(6)
As described above, Mr. Moseley is not permitted to accept personal compensation for service on our board. A total of $60,000 was paid to Noro-Moseley Partners VI, LP relating to his service as a director in fiscal 2017.

        We also have entered into indemnification agreements with Messrs. Kaplan, Moseley, Phillips, Sides, Valentine, and Ms. Starkey. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires that we maintain directors and officers liability insurance coverage substantially equivalent to our current coverage, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to us. We also provide liability insurance for our directors and officers.

        On August 6, 2018, the Board appointed Wyche T. "Tee" Green, III to the Board, effective as of the same date. Michael K. Kaplan and Michael G. Valentine are not standing for re-election as directors at the annual meeting of stockholders. On December 19, 2018 our board of directors decreased the size of our board of directors from eight directors to six directors effective as of the annual meeting of stockholders.

 RELATED PARTY TRANSACTIONS

Transactions with Related Persons

        Since February 1, 2016, there have been no related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

Review, Approval or Ratification of Transactions with Related Persons

        Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our board of directors) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee's charter, the Audit Committee is responsible for overseeing all related party transactions. For these purposes, a "related party transaction" refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

        In addition, all of our employees, officers and directors are required to comply with our Code of Conduct. The Code of Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of Streamline, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates under a charter approved by our board of directors and available through our website at http://www.streamlinehealth.net/investors, oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements that are included in our Annual Report on Form 10-K, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

        The Audit Committee met independently or as part of the whole board of directors to review with management each of our quarterly and annual consolidated financial statements filed on Form 10-Q or Form 10-K, prior to the filing of those reports with the SEC. The Audit Committee reviewed with RSM, our independent registered public accounting firm for fiscal year 2017, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with standards of the Public Company Accounting Oversight Board ("PCAOB"), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In particular, the Audit Committee has discussed with RSM those matters required to be discussed by Auditing Standard No. 16, "Communication with Audit Committees." RSM also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant's communications with the audit committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm's independence with the auditors themselves.

        The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2018 as filed with the SEC.

        In connection with the audit of our fiscal year 2017 consolidated financial statements, we entered into an audit engagement agreement with RSM which sets forth the terms by which RSM would perform the audit services for us. The Audit Committee has determined that the terms and conditions of the RSM audit engagement agreement are similar to other registered public accounting firms, and a common business practice between companies and their audit firms.

AUDIT COMMITTEE
Michael G. Valentine, Chairman Allen S. Moseley Jonathan R. Phillips

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On December 10, 2015, RSM was engaged as our independent registered public accounting firm. A representative of RSM is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

        The following table sets forth the aggregate fees for the 2017 and 2016 fiscal years billed by RSM for audit and other services approved by the Audit Committee.

	2017	2016
Audit Fees	$438,160	$406,750
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$438,160	$406,750

        Fees represented in the "Audit Fees" category include fees for audit work performed for our consolidated financial statements, and for fiscal year 2016 also includes fees for audit work performed in connection with our acquisition of Opportune IT Healthcare Solutions, Inc.

Audit Committee's Pre-Approval Policies and Procedures

        All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by RSM was compatible with the maintenance of the respective firm's independence in the conduct of its auditing functions. The Audit Committee's outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

OTHER SECURITIES FILINGS

        The information contained in this Proxy Statement under the heading "Audit Committee Report" is not, and should not be deemed to be, incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act that purport to incorporate by reference other SEC filings made by us, in whole or in part, including this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we refer to as "insiders," to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the company. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely on a review of the copies of the forms furnished to us, we believe that during the 2017 fiscal year our insiders complied with all applicable filing requirements, except that each of Mr. Meeks, Mr. Phillips, Mr. Valentine, Ms. Starkey, and Mr. Kaplan made a single late filing reporting one transaction.

 OTHER BUSINESS

        Our board of directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. We have not been informed by any of our stockholders of any intention to propose any other matter to be acted upon at the Annual Meeting. The persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any other business as may properly come before the Annual Meeting. As to any such other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, as filed with the SEC, will be mailed without charge to any beneficial owner of our common stock, upon request. Requests for Annual Reports on Form 10-K should be addressed to: Investor Relations, Streamline Health Solutions, Inc., 1175 Peachtree St. NE, 10th Floor, Atlanta, Georgia 30361. The Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The Form 10-K and exhibits also may be obtained through our website at http://www.streamlinehealth.net/investors, or directly from the SEC's website, http://www.sec.gov.

 STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2019 Annual Meeting of Stockholders must be received by us not later than July 1, 2019. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 1175 Peachtree Street NE, 10th Floor, Atlanta, Georgia 30361. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 under the Exchange Act, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

        Any stockholder who intends to propose any other matter to be acted upon at the 2019 Annual Meeting of Stockholders must do so in accordance with our bylaws. Under our bylaws, director nominations and other business may be brought at an Annual Meeting of Stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Stockholders. Stockholder proposals for the 2019 Annual Meeting of Stockholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by October 31, 2019. However, in the event that the date of the 2019 Annual Meeting of Stockholders is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements.

        Only such proposals as are (1) required by the rules of the SEC, and (2) permissible under the Delaware General Corporation Law will be included on the 2019 Annual Meeting of Stockholders agenda.

* * * * *

        ALL STOCKHOLDERS ARE URGED TO VOTE. SEE "GENERAL INFORMATION—VOTING METHODS" FOR MORE INFORMATION ON YOUR VOTING OPTIONS.

        THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Jonathan R. Phillips Chairman of the Board

Atlanta, Georgia
December 28, 2018

. C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 29, 2019. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/STRM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Kenan H. Lucas 02 - Allen S. Moseley 03 - Jonathan R. Phillips 04 - David W. Sides 05 - Judith E. Starkey 06 - Wyche T. “Tee” Green, III For Against Abstain ForAgainst Abstain 2. Non-binding advisory vote on the compensation of the Company’s named executive officers (“say-on-pay”) 3. Vote to ratify the appointment of RSM US LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears above. When shares are held as joint tenants, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 3 9 8 7 0 8 1 02YKBB C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Streamline Health Solutions, Inc. Annual Meeting to be Held at 600 Peachtree Street NE, Suite 3000 Atlanta, Georgia 30308 This Proxy is solicited on behalf of the Board of Directors of the Company The undersigned hereby appoints David W. Sides and Thomas J. Gibson and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of the Common Stock of Streamline Health Solutions, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on January 29, 2019 at 9:30 a.m., and at any adjournment thereof. The undersigned acknowledges having received from Streamline Health Solutions, Inc., prior to the execution of this Proxy, a Notice of Annual Meeting, a Proxy Statement, and an Annual Report. This Proxy, when property executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR ALL NOMINEES listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign, date and return the Proxy promptly using the enclosed envelope. (Items to be voted appear on reverse side.)

QuickLinks

PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")
PROPOSAL 3—RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at 2017 Fiscal Year End
Equity Compensation Plan Information
DIRECTOR COMPENSATION
Director Compensation in 2017
RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER SECURITIES FILINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS